EXHIBIT 99.1

U.S. Government Exercises Option To Purchase Additional RAPIVAB® from BioCryst for Delivery to Strategic National Stockpile

RESEARCH TRIANGLE PARK, N.C., Sept. 03, 2020 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq:BCRX) today announced that the U.S. Department of Health and Human Services (HHS) has exercised its option to purchase an additional 10,000 doses of BioCryst’s approved antiviral influenza therapy, RAPIVAB® (peramivir injection), for approximately $7 million.

The RAPIVAB purchase by the HHS Office of the Assistant Secretary for Preparedness and Response will supply the Strategic National Stockpile (SNS), the nation’s largest supply of life-saving pharmaceuticals and medical supplies for use in a public health emergency.

“There is great concern for the potential impact on the healthcare system in general, and hospitals in particular, of the upcoming influenza season in the midst of the COVID-19 pandemic. RAPIVAB is an important antiviral with proven benefits for influenza patients, and we appreciate the opportunity to deliver more RAPIVAB to the SNS to hold as a supplement for public health authorities and healthcare facilitites that might need it at this critical time,” said Jon Stonehouse, chief executive officer of BioCryst.

The order is part of a $34.7 million contract (Contract No. 75D301-18-C-02984) the Centers for Disease Control and Prevention awarded in 2018 for the procurement of up to 50,000 doses of RAPIVAB (peramivir injection) over a five-year period for the SNS.

About RAPIVAB (peramivir injection)
RAPIVAB (peramivir injection) is approved in the United States for the treatment of acute uncomplicated influenza in patients 2 years and older who have been symptomatic for no more than two days. It is administered via an intravenous infusion for a minimum of 15 minutes at recommended doses of 600 mg/kg for adults and adolescents and 12 mg/kg for pediatric patients ages 2 to 12 years. Efficacy of RAPIVAB is based on clinical trials of naturally occurring influenza in which the predominant influenza infections were influenza A virus and a limited number of patients infected with influenza B virus. Visit http://www.rapivab.com to learn more.

About BioCryst Pharmaceuticals
BioCryst Pharmaceuticals discovers novel, oral, small-molecule medicines that treat rare diseases in which significant unmet medical needs exist and an enzyme plays a key role in the biological pathway of the disease. BioCryst has several ongoing development programs including ORLADEYO™ (berotralstat), an oral treatment for hereditary angioedema, BCX9930, an oral Factor D inhibitor for the treatment of complement-mediated diseases, galidesivir, a potential treatment for COVID-19, Marburg virus disease and Yellow Fever, and BCX9250, an ALK-2 inhibitor for the treatment of fibrodysplasia ossificans progressiva. RAPIVAB® (peramivir injection), a viral neuraminidase inhibitor for the treatment of influenza, is BioCryst's first approved product and has received regulatory approval in the U.S., Canada, Australia, Japan, Taiwan, Korea and the European Union. Post-marketing commitments for RAPIVAB are ongoing. For more information, please visit the Company's website at www.BioCryst.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding sales of RAPIVAB. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual sales to be materially different from those expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: the U.S. government may purchase smaller quantities of RAPIVAB than currently anticipated, or none at all; BioCryst relies on third-party manufacturers to manufacture RAPIVAB in a timely manner and in accordance with applicable governmental regulations, and any failure of such third-party manufacturers to perform their obligations could impact BioCryst’s ability to supply RAPIVAB pursuant to the government contract;  government contracts contain certain terms and conditions, including termination provisions, that subject BioCryst to additional risks; and the ongoing COVID-19 pandemic, which could create challenges in all aspects of BioCryst’s business, including without limitation delays, stoppages, difficulties, and increased expenses with respect to BioCryst’s and its partners’ supply chains, negatively impact BioCryst’s ability to access the capital or credit markets to finance its operations, or have the effect of heightening the other risks described herein or in the documents BioCryst files periodically with the Securities and Exchange Commission. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s forward-looking statements.

BCRXW

Contact:
John Bluth
+1 919 859 7910
jbluth@biocryst.com